Exhibit 5.1

Hogan & Hartson llp
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
+1.202.637.5600 Tel
+1.202.637.5910 Fax
www.hhlaw.com

May 20, 2008
Board of Directors
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018
Ladies and Gentlemen:
     We are acting as counsel to Morgans Hotel Group Co., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 1,860,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”), which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan. All Shares issued pursuant to the Plan shall be issued with associated stockholder protection rights (such associated stockholder protection rights, the “Rights”), all of which Rights are to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of October 9, 2007 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in the manner and on the terms described in the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan and the resolutions of the Board of Directors, or a committee thereof, authorizing the issuance thereof, the Shares and the associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.

Board of Directors
Morgan Hotel Group Co.
May 20, 2008

     It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ HOGAN & HARTSON LLP